Exhibit 99.1

FOR IMMEDIATE RELEASE
July 24, 2009

CenterState Banks, Inc. Announces

Second Quarter 2009 Operating Results

DAVENPORT, FL. – July 24, 2009 - CenterState Banks, Inc. (NASDAQ: CSFL) reported a net loss for the second quarter of 2009 of $732,000, which resulted in a net loss available to common shareholders of $1,129,000 after consideration of preferred dividends. The net loss per common share for the current quarter was $0.09 per share basic and diluted, compared to earnings of $0.12 per share basic and diluted for the same quarter last year, on net income of $1,468,000.

Average earning assets increased by $571,689,000 between 2Q09 and 2Q08, which was more than enough to offset the corresponding 61bps decrease in net interest margin (“NIM”) resulting in a $2,822,000 increase in net interest income. Most of this increase was offset by a $2,610,000 increase in the allowance for loan loss provision between these two periods, reflecting the continuing deterioration of the real estate market in Florida specifically and the overall economy in general. The growth in assets was primarily funded by: (1) the Company’s purchase of approximately $178,000,000 of deposits from the FDIC in Ocala; (2) correspondent bank deposits (i.e., federal funds purchased) acquired through the Company’s correspondent bank and bond sales division initiated late in 2008 (balances outstanding at the current quarter end approximated $221,659,000); and (3) internally generated deposit growth including several large deposit relationships with several local municipalities. Although loans have been growing steadily, the result of the rapid increase on the liability side of the Company’s balance sheet caused a shift in the mix of interest earning assets, which is the primary reason for the current compression in NIM. At June 30, 2008, total loans and total investments (including federal funds sold) were 69% and 19% of total assets, respectively. At June 30, 2009, total loans and total investments were 54% and 37% of total assets, respectively. Another factor contributing to NIM compression is an increase in non accrual loans and the related reversal of accrued interest income. At June 30, 2008 total non accrual loans approximated $10,385,000 compared to $34,772,000 at June 30, 2009.

Non interest income increased significantly primarily due to commissions on bond sales and gain on sales of securities, partially offset by a one time gain on the sale of real estate which occurred in the second quarter of last year.

Non interest expense also increased significantly due to compensation and compensation related expenses resulting primarily from our newly formed bond sales division, operating expenses related to the January 30th Ocala acquisition, increases in foreclosure and foreclosure related expenses and the special FDIC deposit insurance premium.

The Company’s capital ratios remain strong, reporting a Tier 1 capital to average asset ratio of 8.5% as of June 30, 2009 and a common tangible equity ratio of 6.9% as of the same date.

Recap of 2Q09 loss by major component.

In addition to the $4,125,000 loan loss provision, the Company also incurred additional credit related costs of $1,058,000, resulting in total credit related expenses of $5,183,000. This total cost, net of tax, affected 2Q09 earnings by $0.26 per share. The FDIC special assessment approximated $800,000, which affected 2Q09 earnings, net of tax, by $0.04 per share. The Company’s recently initiated correspondent banking business segment contributed approximately $0.14 per share to earnings during the current quarter. If the NIM had been 3.75% which would be closer to the Company’s historical average, it could have added an additional $0.13 per share of earnings to the current quarter. A summary of these components is provided in the table below.

(in thousands of dollars, except per share amounts)	2Q09	per share
Net loss available to common shareholders	$(1,129)	$(0.09)
all credit cost, net of tax	3,233	$0.26
special FDIC assessment, net of tax	499	$0.04

Total Company, pre-credit cost and special assessment	$2,603	$0.21

Correspondent banking business segment	$1,726	$0.14
Core commercial and retail banking business	877	$0.07

Total Company, pre-credit cost and special assessment	$2,603	$0.21

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Income Statements (unaudited)

Amounts in thousands of dollars (except per share data)

For the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Net interest income	$12,852	$11,492	$10,065	$10,376	$10,030
Provision for loan losses	(4,125)	(1,703)	(2,637)	(1,764)	(1,515)
Net interest income after loan loss provision	8,727	9,789	7,428	8,612	8,515
Non interest income	5,117	4,950	3,772	2,007	1,744
Sale of bank branch office real estate	—	—	—	—	1,483
Non interest expense	(15,145)	(13,701)	(11,356)	(9,613)	(9,560)

Income (loss) before income tax	(1,301)	1,038	(156)	1,006	2,182
Income tax (expense) benefit	569	(266)	237	(245)	(714)

NET (LOSS) INCOME	$(732)	$772	$81	$761	$1,468

Net (loss) income available to common shareholders	$(1,129)	$376	$(86)	$761	$1,468

Earnings (loss) per share (basic)	$(0.09)	$0.03	$(0.01)	$0.06	$0.12
Earnings (loss) per share (diluted)	$(0.09)	$0.03	$(0.01)	$0.06	$0.12
Average common shares outstanding (basic)	12,481,504	12,475,432	12,464,933	12,454,407	12,447,484
Average common shares outstanding (diluted)	12,551,741	12,575,424	12,617,383	12,590,330	12,572,067
Common shares outstanding at period end	12,481,719	12,481,019	12,474,315	12,454,407	12,454,407

Selected financial ratios (unaudited)

As of or for the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Return on average assets (annualized)	(0.16)%	0.19%	0.03%	0.25%	0.48%
Return on average equity (annualized)	(1.64)%	1.74%	0.19%	2.03%	3.93%
Net interest margin (tax equivalent basis)	3.14%	3.16%	3.54%	3.88%	3.75%
Loan / deposit ratio	75.6%	68.8%	89.8%	91.3%	88.0%
Stockholders’ equity (to total assets)	10.4%	10.0%	13.4%	12.1%	12.2%
Common tangible equity (to total tangible assets)	6.9%	6.6%	9.2%	9.7%	9.8%
Tier 1 capital (to average assets)	8.5%	9.5%	12.6%	11.1%	10.9%
Efficiency ratio	84%	83%	82%	78%	81%
Common equity per common share	$12.24	$12.33	$12.22	$11.96	$11.94
Common tangible equity per common share	$9.29	$9.32	$9.64	$9.37	$9.33

Loan portfolio mix, credit quality and allowance for loan losses

Management continued to aggressively monitor credit risk and potential losses in the Company’s loan portfolio in light of the current real estate environment in Florida. During the current quarter, the Company took a charge of $4,125,000 to loan loss provision (expense) and charged-off (net of recoveries) $1,188,000, or 0.13% of average loans outstanding during the quarter. The Company’s allowance for loan losses was $16,409,000 at June 30, 2009 compared to $13,335,000 at December 31, 2008, an increase of $3,074,000. This increase is the result of a $1,806,000 increase in our general loan loss allowance plus a $1,268,000 increase in our specific loan loss allowance. The increase in our general allowance is primarily due to changes in the loan portfolio mix, changes in our historical charge-off rates, changes in our current environmental factors and the increase in our loan portfolio. Our specific allowance is the result of specific allowance analyses prepared for each of our impaired loans. The increase in our specific allowance is the result of the change in the mix and evaluation of impaired loans net of related charge-offs taken during the period. The allowance for loan losses as a percentage of loans outstanding was 1.77% as of June 30, 2009 compared to 1.49% as of December 31, 2008. Management believes the Company’s allowance for loan losses was adequate at June 30, 2009. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future. The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)

(amounts are in thousands $)

As of or for the quarter ended	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Allowance at beginning of period	$13,472	$13,335	$12,269	$11,599	$11,258
Charge-offs	(1,208)	(1,597)	(1,587)	(1,120)	(1,185)
Recoveries	20	31	16	26	11

Net charge-offs	(1,188)	(1,566)	(1,571)	(1,094)	(1,174)
Provision for loan losses	4,125	1,703	2,637	1,764	1,515

Allowance at end of period	$16,409	$13,472	$13,335	$12,269	$11,599

Eighty-four percent (84%) of the Company’s loans are collateralized by real estate, 10% are commercial non real estate loans and the remaining 6% are consumer and other non real estate loans. The loans collateralized by real estate are further delineated as follows.

Residential real estate loans: These are single family home loans originated within the Company’s local market areas by employee loan officers. The Company does not use loan brokers to originate loans for its own portfolio, nor does it acquire loans outside of its own markets. The size of this portfolio is $260,060,000 representing approximately 28% of the Company’s total loans. Approximately 19% of the Company’s total non accrual loans (43 loans with a book value of $6,502,000) are within this category as of June 30, 2009.

Commercial real estate loans: This is the largest category ($407,511,000) of the Company’s loan portfolio representing approximately 44% of total loans. This category, along with commercial non real estate lending, is the Company’s primary business. There is no significant concentration by type of property in this category but there is a geographical concentration such that the properties are all located in Central Florida. The borrowers are a mix of professionals, doctors, lawyers, and other small business people. Approximately 40% of the Company’s total non accrual loans (24 loans with a book value of $13,937,000) are within this category as of June 30, 2009.

Construction, development and land loans: The Company has no construction or development loans with national builders. We do business with local builders and developers that have typically been long time customers. This category represents approximately 12% ($112,975,000) of the Company’s total loan portfolio. The majority of the loans in this category are developed building lots, land development and other land related loans. Approximately 38% of the Company’s total non accrual loans (36 loans with a book value of $13,310,000) are within this category as of June 30, 2009.

The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (in thousands of dollars)

At quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Real estate loans
Residential	$260,060	$240,184	$223,290	$221,546	$211,602
Commercial	407,511	423,930	434,488	426,268	409,131
Construction, development and land loans - (note 1)	112,975	93,186	92,475	90,270	91,514

Total real estate loans	780,546	757,300	750,253	738,084	712,247
Commercial	89,889	91,403	80,523	78,115	78,279
Consumer and other loans	56,584	54,248	61,939	60,882	59,316

Total loans before unearned fees and costs	927,019	902,951	892,715	877,081	849,842
Unearned fees and costs	(748)	(699)	(714)	(774)	(784)

Total loans	$926,271	$902,252	$892,001	$876,307	$849,058

note 1:	The increase in this category during the current quarter was due to several reclassifications from commercial real estate to land and land development loans at several of the Company’s banks.

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans as a percentage of total loans were 3.94% at June 30, 2009 compared to 2.45% at March 31, 2009, and 2.23% at December 31, 2008.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e., real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure); and (b) other repossessed assets that are not real estate), were $44,312,000 at June 30, 2009, compared to $34,442,000 at March 31, 2009, and $24,835,000 at December 31, 2008. Non performing assets as a percentage of total assets were 2.57%, 1.91% and 1.86% at June 30, 2009, March 31, 2009, and December 31, 2008, respectively.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)

As of or for the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Non accrual loans	$34,772	$20,819	$19,863	$12,943	$10,385
Past due loans 90 days or more
and still accruing interest	1,752	1,304	50	155	68

Total non performing loans	36,524	22,123	19,913	13,098	10,453
Other real estate owned (OREO)	7,012	11,903	4,494	2,897	2,270
Repossessed assets other than real estate	776	416	428	348	366

Total non performing assets	$44,312	$34,442	$24,835	$16,343	$13,089
Non performing loans as a percentage of total loans	3.94%	2.45%	2.23%	1.49%	1.23%
Non performing assets as a percentage of total assets	2.57%	1.91%	1.86%	1.32%	1.07%
Net charge-offs (recoveries)	$1,188	$1,566	$1,571	$1,094	$1,174
Net charge-offs as a percentage of average loans for the period	0.13%	0.18%	0.18%	0.13%	0.14%

Impaired loans (SFAS No. 114)	$40,467	$22,865	$24,191	$21,637	$19,523
Non impaired loans (SFAS No. 5)	885,804	879,387	867,810	854,670	829,535

Total loans	$926,271	$902,252	$892,001	$876,307	$849,058
Allowance for loan losses as a percentage of period end loans:
Impaired loans (SFAS No. 114)	7.58%	5.69%	7.44%	4.92%	5.97%
Non impaired loans (SFAS No. 5)	1.51%	1.38%	1.33%	1.31%	1.26%

Total loans	1.77%	1.49%	1.49%	1.40%	1.37%

As shown in the table above, the largest component of non performing loans is non accrual loans. As of June 30, 2009 management had identified a total of 120 non accrual loans with an aggregate book value of $34,772,000. This amount is further delineated by collateral category and number of loans in the table below (in thousands of dollars).

Collateral category	Total amount in thousands of dollars	Percentage of total non accrual loans	Number of non accrual loans in Category
Residential real estate loans	$6,502	19%	43
Commercial real estate loans	13,937	40%	24
Construction, development and land loans	13,310	38%	36
Non real estate commercial loans	953	3%	9
Non real estate consumer and other loans	70	—%	8

Total non accrual loans at June 30, 2009	$34,772	100%	120

As indicated above, non accrual construction, development, and land loans totaled $13,310,000 at June 30, 2009. The Company has specific loan loss allowances of approximately $1,149,000 set aside specifically for these loans. Four of the 36 loans in this category are in excess of $1,000,000. The largest loan in this category is $2,250,000 collateralized by residential building lots.

In terms of collateral type, in total we have one loan in this category for $1,034,000 collateralized by five completed and unsold townhouses, one multi-family construction/development loan for $1,690,000, and the remaining 34 loans have an aggregate balance of approximately $10,586,000 collateralized primarily by residential building lots and undeveloped land.

The second largest component in non performing assets after non accrual loans is repossessed real estate, or OREO. At June 30, 2009 OREO was $7,012,000, which is further delineated in the table below (in thousands of dollars).

Description of repossessed real estate	Estimated market value at June 30, 2009
18 single family homes	$1,999
8 mobile homes with land	367
5 office condominium units	539
3 commercial retail/warehouse buildings	1,554
3 commercial real estate buildings	820
9 residential building lots	810
10 acres of vacant land	195
Vacant land zoned multi-family	69
2 parcels commercial vacant lots	539
Vacant parcel of land	120

Total	$7,012

Correspondent banking division update - addition of Silverton Bank employees

The Company, through its lead bank in Winter Haven, Florida, initiated a correspondent banking and bond sales division late in 2008. The Company hired substantially all the employees of the Royal Bank of Canada’s (“RBC”) bond sales division who were previously employees of Alabama National Bank (“ALAB”) prior to RBC’s acquisition of ALAB. The division operates out of a leased facility in Birmingham, Alabama and has approximately 17 employees. The business lines are primarily divided into three inter-related revenue generating activities. The first, and largest, revenue generator, is commissions earned on fixed income security sales. The second category includes: (1) correspondent bank deposits (i.e., federal funds purchased); (2) correspondent bank checking accounts; and (3) loans to correspondent banks. The third, and smallest revenue generating category, includes fees from safe-keeping activities, bond accounting for correspondents, and asset/liability consulting related activities. The customer base includes small to medium size financial institutions primarily located in Florida, Georgia and Alabama, but also includes several other southeastern States. This new business segment contributed $0.10 per share of earnings in 1Q09 and $0.14 per share in 2Q09.

In July 2009, the Company, again through its lead bank in Winter Haven, Florida, is expanding its correspondent banking business segment by hiring approximately thirty employees with the intention of adding an additional ten in the near future, from the Silverton Bank in Atlanta, Georgia. Silverton was recently seized by the banking regulators who are in the process of winding down the operations. These new employees will be located in leased facilities in Atlanta. They will be combined with the Company’s Birmingham unit and reported as one business segment. The business lines are the same as described above for the Birmingham team, except that correspondent bank clearing accounts will be added. In addition, systems and procedures are currently being developed such that the Company’s Winter Haven bank will act primarily as an agent for federal funds purchased, and therefore will not inflate their balance sheet with excess low margin product or incur unacceptable interest rate risk.

Related to some of these expansion plans into other States, the Company has changed its name from CenterState Banks of Florida, Inc. to CenterState Banks, Inc.

Deposit activity

During the current quarter, total deposits decreased by $86,879,000, or 6.6%. This decrease was due to a $91,609,000, or 13.5% decrease in time deposits. Non time deposits (i.e., core deposits) increased by $4,730,000, or 7.5%. With the purchase of the Ocala deposits from the FDIC and the correspondent banking activity, the Company has excess liquidity, and has no incentive to aggressively price rate sensitive time deposits. Management continues to believe that core deposits and the number of customer relationships is the value of the franchise, and continues to incentive the employees to grow these accounts and relationships.

Deposit mix (in thousands of dollars)

At quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Checking accounts
Non interest bearing	$200,875	$209,906	$141,229	$147,154	$159,176
Interest bearing	170,574	160,227	143,510	137,694	147,421
Savings deposits	116,922	109,194	84,837	76,035	68,538
Money market accounts	148,422	152,736	137,530	107,545	112,163
Time deposits	588,012	679,621	486,694	490,884	477,029

Total deposits	$1,224,805	$1,311,684	$993,800	$959,312	$964,327

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)

Amounts in thousands of dollars

At quarter ended:	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
Cash and due from banks	$23,096	$27,693	$19,702	$32,818	$33,784
Fed funds sold	82,356	108,073	57,850	38,411	36,671
Investments	549,870	617,790	252,080	176,085	193,449
Loans	926,271	902,252	892,001	876,307	849,058
Allowance for loan losses	(16,409)	(13,472)	(13,335)	(12,269)	(11,599)
Premises and equipment, net	63,135	64,401	61,343	60,010	58,093
Goodwill	32,840	33,377	28,118	28,118	28,118
Core deposit intangible	4,015	4,216	3,948	4,137	4,330
Bank owned life insurance	15,358	10,209	10,115	10,020	9,990
Other assets	42,333	49,485	21,321	21,085	20,316

TOTAL ASSETS	$1,722,865	$1,802,024	$1,333,143	$1,234,722	$1,222,140

Deposits	$1,224,805	$1,311,684	$993,800	$959,312	$964,327
Federal funds purchased	221,659	209,973	88,976	22,954
Other borrowings	82,300	72,356	64,707	96,274	101,348
Other liabilities	14,392	27,230	6,495	7,216	7,771
Preferred stockholders’ equity	26,879	26,830	26,787	—	—
Common stockholders’ equity	152,830	153,951	152,378	148,966	148,694

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,722,865	$1,802,024	$1,333,143	$1,234,722	$1,222,140

Condensed Consolidated Average Balance Sheets (unaudited)

Amounts in thousands of dollars

At quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Investments, fed funds, and other	$743,683	$600,384	$262,666	$217,338	$253,513
Loans	920,434	894,676	889,367	861,786	838,915
Allowance for loan losses	(13,910)	(13,188)	(12,914)	(11,759)	(11,429)
All other assets	168,546	153,880	147,961	141,707	137,878

TOTAL ASSETS	$1,818,753	$1,635,752	$1,287,080	$1,209,072	$1,218,877

Deposits- interest bearing	$1,082,911	$1,029,330	$846,550	$803,980	$815,623
Deposits- non interest bearing	180,774	176,900	143,385	147,255	154,769
Other borrowings	352,673	237,386	122,620	101,067	89,881
Other liabilities	21,177	11,814	6,253	7,556	8,289
Stockholders’ equity	181,218	180,322	168,272	149,214	150,315

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,818,753	$1,635,752	$1,287,080	$1,209,072	$1,218,877

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)

Amounts in thousands of dollars

For the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Service charges on deposit accounts	$1,300	$1,133	$1,255	$1,131	$1,018
Commissions from bond sales	2,610	2,557	1,412	—	—
Commissions from mortgage broker activities	52	8	30	7	29
Commissions from sale of mutual funds and annuities	103	193	76	145	173
Debit card and ATM fees	352	280	269	271	274
Loan related fees	125	88	108	96	91
BOLI income	148	94	95	100	97
Gain (loss) on sale of investments	303	418	426	197	(6)
Other service charges and fees	124	179	101	60	68

Non interest income – subtotal	$5,117	$4,950	$3,772	$2,007	$1,744
Sale of bank branch office real estate	—	—	—	—	1,483

Total non interest income	$5,117	$4,950	$3,772	$2,007	$3,227

The revenue category “commissions earned on bond sales” ($2,610,000) listed in the table above is new for the Company beginning in the fourth quarter of 2008. This revenue source is related to the Company’s new correspondent banking division discussed previously. This division, as well as the Ocala banking offices acquisition (January 30, 2009), is also the reason for the increase in “employee salaries and wages” category listed in our non interest expense table below, as well as various other non interest expense categories.

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)

Amounts in thousands of dollars

For the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08
Employee salaries and wages	$6,085	$5,879	$4,946	$4,123	$4,113
Employee incentive/bonus compensation	365	408	(29)	116	287
Employee stock option and stock grant expense	112	104	102	102	107
Deferred compensation expense	55	55	137	—	—
Health insurance and other employee benefits	346	393	383	376	475
Payroll taxes	389	440	325	276	279
Other employee related expenses	266	230	230	239	228
Incremental direct cost of loan origination	(197)	(163)	(192)	(224)	(245)

Total salaries, wages and employee benefits	$7,421	$7,346	$5,902	$5,008	$5,244

Occupancy expense	1,368	1,209	993	1,067	1,025
Depreciation of premises and equipment	681	751	778	617	606
Supplies, stationary and printing	233	187	206	164	183
Marketing expenses	444	442	447	378	261
Data processing expenses	607	547	261	265	317
Legal, auditing and other professional fees	488	449	342	335	305
Bank regulatory related expenses	1,349	493	579	250	217
Postage and delivery	110	100	99	90	88
ATM and debit card related expenses	284	222	190	182	183
Amortization of CDI	201	198	189	193	196
Loss on sale of repossessed real estate (“OREO”)	209	80	29	22	—
Valuation write down of repossessed real estate (“OREO”)	511	394	219	190	25
Loss on repossessed assets other than real estate	54	214	48	38	37
Foreclosure and repossession related expenses	284	173	149	100	77
Internet and telephone banking	136	111	100	86	88
Operational write-offs and losses	44	33	105	39	105
Correspondent account and Federal Reserve charges	92	77	65	62	70
Conferences, seminars, education and training	81	92	37	52	63
Director fees	84	88	92	82	68
Other expenses	464	495	526	393	402

Total non interest expense	$15,145	$13,701	$11,356	$9,613	$9,560

About CenterState Banks, Inc.

The Company is a multi bank holding company which operates through four wholly owned subsidiary banks with 38 locations in ten counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from Troy Carlson, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Stifel Nicolaus (866-780-7926), Michael Acampora, at Raymond James (800-363-9652), or Dudley Stephens, at Burke Capital Markets (404-446-1800). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved.